Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Peapack-Gladstone Financial Corporation of our report dated March 14, 2017 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Peapack-Gladstone Financial Corporation for the year ended December 31, 2016 and our report dated June 29, 2017, appearing in the Annual Report on Form 11-K of the Peapack-Gladstone Bank Employees’ Savings and Investment Plan for the year ended December 31, 2016.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Livingston, New Jersey
June 30, 2017